Exhibit 10.4

SECOND AMENDMENT TO THE MARRIOTT INTERNATIONAL, INC. 2002

COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

THIS SECOND AMENDMENT to the Marriott International, Inc. 2002 Stock and Cash Incentive Plan, as amended and restated effective May 6, 2005 (the “Plan”), is made this 4th day of August, 2005, by the Board of Directors (“Board”) of Marriott International, Inc. (the “Company”).

WITNESSETH:

WHEREAS, Section 17.1 of the Plan provides that the Board may amend the Plan at any time; and

WHEREAS, the Board now finds it desirable and in the best interests of the Company to amend the Plan to allow Participants to change the distribution schedule of certain outstanding Plan awards;

NOW THEREFORE, the Plan is amended by adding Section 8.5 to read as follows:

Section 8.5 Change In Distribution Schedule. Notwithstanding the foregoing, Participants with Deferred Stock Awards or Deferred Stock Agreements may elect to change the schedule under which they receive Share distributions under such Awards, provided that (i) the alternative distribution schedule shall be a lump sum distribution occurring on March 22, 2006, for all such Shares that are vested as of that date, and for all unvested Shares the alternative schedule of distributions shall be the same as the fixed date(s) on which the Shares are scheduled to vest; and (ii) the Participant elections shall be made no later than October 14, 2005, pursuant to procedures established by the Committee or its designee. This Section shall also apply to all Conversion Awards that are substantially similar in form to Deferred Stock Awards and Deferred Stock Agreements.